EXHIBIT 99

FOR IMMEDIATE RELEASE	October 28, 2004

MAIR HOLDINGS, INC. REPORTS FISCAL 2005 SECOND QUARTER RESULTS

Minneapolis/St. Paul — (Oct 28) — MAIR Holdings, Inc. (NASDAQ: MAIR) today reported earnings of $4.8 million for the fiscal 2005 second quarter ended September 30, 2004 compared to earnings of $3.9 million in the comparable fiscal 2004 period.  On a per-share basis, the fiscal 2005 second quarter results equal earnings of $0.23 per share compared with $0.19 per share in the comparable fiscal 2004 period.  The Company’s second quarter results exceeded First Call consensus estimates of $0.17 per share.

“The year-over-year improvement in the second quarter was a result of increased jet utilization, additional ground handling revenue and continued focus on cost controls,” said Paul Foley, MAIR Holdings’ president and chief executive officer.  “In this tumultuous airline industry environment, we remain both opportunistic and patient as we examine strategies for growth and expansion,” Foley continued.

Operating income increased 20.7% to $7.6 million in the second quarter of fiscal 2005 compared to $6.3 million reported in the second quarter of fiscal 2004.  Operating revenue for the second quarter increased 0.6% to $118.1 million compared with $117.5 million during the same quarter a year ago.  Operating expenses for the second quarter decreased 0.6% to $110.5 million compared with $111.2 million during the same quarter a year ago.  Mesaba Aviation is insulated from higher fuel prices as a result of its operating contracts with Northwest Airlines.

Quarterly Conference Call

MAIR Holdings will conduct a live webcast to discuss its fiscal 2005 second quarter earnings today at 1:00 PM (CDT).  The webcast will be available through the MAIR Holdings’ web site at www.mairholdings.com under the “Investor” link.

About the Company

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Currently, the airline serves 104 cities in 29 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a web site at www.mesaba.com.

Big Sky currently serves 18 cities in Montana, North Dakota, Washington and Idaho using 10 Fairchild Metro III/23, 19 seat aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines and America West Airlines.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors Relating to the Company and the Airline Industry’ in the company’s Annual Report on Form 10-K for the year ended March 31, 2004 and Form 10-Q for the quarter ended June 30, 2004.

Note to Editors: Summary financial and operating information follows.

###

Media Contact:     Laura Anders - 612-337-0354

Investor Contact: Bob Weil - 612-333-0021

MAIR Holdings, Inc
Consolidated Condensed Statements of Operations
(unaudited - in thousands, except per share information)

	Quarter Ended			Six Months Ended
	September 30			September 30
			Favorable			Favorable
	2004	2003	(Unfavor)	2004	2003	(Unfavor)
Operating revenues
Passenger	$107,736	$109,683		$208,704	$216,445
Freight and other	10,377	7,779		19,108	15,050
Total revenues	118,113	117,462	0.6%	227,812	231,495	-1.6%
Operating expenses
Wages and benefits	36,537	36,555		71,837	71,783
Aircraft fuel	5,420	5,759		10,531	11,476
Aircraft maintenance	21,315	20,575		41,741	38,955
Aircraft rents	25,722	26,764		50,754	53,542
Landing fees	1,810	1,805		3,579	3,570
Insurance and taxes	2,331	2,671		4,404	5,498
Depreciation and amortization	3,355	4,334		7,108	8,833
Administrative and other	14,047	12,723		27,684	26,819
Total operating expenses	110,537	111,186	0.6%	217,638	220,476	1.3%

Operating income	7,576	6,276	20.7%	10,174	11,019	-7.7%

Nonoperating income, net	532	360		899	3,339
Income before income taxes	8,108	6,636	22.2%	11,073	14,358	-22.9%
Provision for income taxes	3,327	2,702		3,385	6,918
Net income	$4,781	$3,934	21.5%	$7,688	$7,440	3.3%

Earnings per common share - basic	$0.23	$0.19		$0.38	$0.37
Earnings per common share - diluted	$0.23	$0.19		$0.37	$0.36

Weighted average shares - basic	20,471	20,323		20,462	20,323
Weighted average shares - diluted	20,947	20,540		20,960	20,540

MAIR Holdings, Inc
Consolidated Condensed Balance Sheets

(unaudited - in thousands)

	September 30	March 31
	2004	2004
Assets
Cash and cash equivalents	$58,266	$54,561
Short term investments	70,231	67,285
Other current assets	55,284	53,947
Net property and equipment	38,611	39,722
Long term investments	37,656	38,084
Other assets, net	12,577	13,721
Total assets	$272,625	$267,320

Liabilities and Shareholders’ Equity
Current liabilities	$74,642	$76,057
Other liabilities and deferred credits	5,428	6,334
Shareholders’ equity	192,555	184,929
Total liabilities and shareholders’ equity	$272,625	$267,320

MAIR Holdings, Inc
Selected Operating Statistics By Operating Entity
(unaudited)

	Quarter Ended					Six Months Ended
	September 30					September 30
			Favorable				Favorable
	2004	2003	(Unfavor)		2004	2003	(Unfavor)

Mesaba Aviation, Inc.
Passengers	1,480,917	1,537,022	-3.7%		2,877,255	2,988,302	-3.7%
ASMs (000’s)	799,502	776,364	3.0%		1,514,218	1,490,913	1.6%
RPMs (000’s)	536,760	495,981	8.2%		1,016,959	933,267	9.0%
Load Factor	67.1%	63.9%	3.2	pts	67.2%	62.6%	4.6	pts
Departures	53,539	58,320	-8.2%		103,960	114,117	-8.9%
Revenue per ASM (cents)	14.3	14.6	-2.1%		14.5	14.9	-2.7%
Cost per ASM (cents)	13.2	13.6	2.9%		13.8	14.1	2.1%

Big Sky Transportation Co.
Passengers	22,188	30,055	-26.2%		43,362	57,932	-25.2%
ASMs (000’s)	16,099	20,425	-21.2%		31,340	42,007	-25.4%
RPMs (000’s)	5,602	7,604	-26.3%		11,093	14,923	-25.7%
Load Factor	34.8%	37.2%	-2.4	pts	35.4%	35.5%	-0.1	pts
Departures	5,227	6,294	-17.0%		10,115	13,098	-22.8%
Revenue per ASM (cents)	24.5	22.0	11.4%		24.1	20.6	17.0%
Cost per ASM (cents)	29.2	24.5	-19.2%		29.8	23.4	-27.4%